Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

RETO ECO-SOLUTIONS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share (1)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(5)
Equity	Common Shares, $0.001 par value per share	457(c) and 457(h)	3,000,000 (2)(4)	$0.9562	$2,868,600	$92.70 per $1,000,000	$265.92
Equity	Common Shares, $0.001 par value per share	457(c) and 457(h)	1,025,000 (3)	$0.9562	$980,105	$92.70 per $1,000,000	$90.86
Total Offering Amounts					$3,848,705		$356.77
Total Fees Previously Paid							—
Total Fee Offsets							—
Net Fee Due							$356.77

(1)	This estimate is made pursuant to Rule 457(c) and Rule 457(h) of the Securities Act of 1933, as amended (the “Securities Act”) solely for purposes of calculating the registration fee. The Proposed Maximum Offering Price Per Share is the average of the high price ($1.01) and low price ($0.9024) for the Registrant’s Common Share as reported on the Nasdaq Capital Market on April 22, 2022, which date is within five business days prior to filing this Registration Statement.
(2)	Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall cover Registrant’s additional Common Shares that become issuable under the 2021 Share Incentive Plan (the “2021 Plan”) by reason of any share dividend, share split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding Common Shares.
(3)	Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall also cover Registrant’s additional Common Shares that become issuable under the 2018 Share Incentive Plan by reason of any share dividend, share split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding Common Shares.
(4)	Includes 1,610,000 Common Shares issuable to certain Selling Shareholders under the 2021 Plan and may be offered for resale by the Selling Shareholders.
(5)	The Registrant does not have any fee offsets.